Exhibit 99.1

News Release

Investor Contact

Ken Diptee

Executive Director, Investor Relations

Dine Brands Global, Inc.

818-637-3632

Media Contact

Thien Ho

Executive Director, Communications

Dine Brands Global, Inc.

818-549-4238

Dine Brands Global, Inc. Completes Refinancing of its

Existing Long-Term Debt Through a Securitization

GLENDALE, Calif., June 5, 2019 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill + Bar® and IHOP® restaurants, today announced that the Company’s indirect, two special purpose subsidiaries (the “Co-Issuers”) have completed the refinancing of their fixed rate senior secured notes and variable funding senior notes. The financing facility is comprised of Series 2019-1 Class A-2-I, Fixed Rate Senior Secured Notes, (“Class A-2-I Notes”) in an initial principal amount of $700 million and Series 2019-1 Class A-2-II, Fixed Rate Senior Secured Notes, (“Class A-2-II Notes”) in an initial principal amount of $600 million (the “Class A-2-I Notes”, together with the “Class A-2-II Notes”, the “Class A-2 Notes”). The Class A-2 Notes were issued in a privately placed securitization. The Class A-2-I Notes bear interest at a fixed coupon rate of 4.194% per annum, payable quarterly, and have an expected term of five years. The Class A-2-II Notes bear interest at a fixed coupon rate of 4.723% per annum, payable quarterly, and have an expected term of seven years.

“Dine’s asset-light business model provides us with access to the attractive securitization market,” said Thomas Song, Chief Financial Officer. “We are pleased with the transaction, which provides a solid foundation for our growth strategies going forward.”

“The completion of the refinancing further affirms our strength and leadership in restaurant franchising and reflects the confidence in our brands,” said Stephen Joyce, Chief Executive Officer. “I am very proud of the accomplishments of our team members and franchisees and look to the future with great optimism and excitement for our brands and our guests.”

The Co-Issuers also entered into a purchase agreement for the issuance of up to $225 million of Series 2019-1, Class A-1 Variable Funding Senior Notes (the “VFN”), which will allow the Co-Issuers to borrow amounts periodically on a revolving basis and issue letters of credit. The applicable interest rate will depend on the type of borrowing.

The net proceeds of the new facility will be used to repay the Company’s existing Series 2014-1 Class A-2, Fixed Rate Senior Secured Notes, for transaction costs associated with the refinancing and general corporate purposes.

As of March 31, 2019, the balance of the Series 2014-1 Class A-2, Fixed Rate Senior Secured Notes was approximately $1.28 billion. The Series 2018-1 Class A-1, Variable Funding Senior Notes were not drawn upon as of March 31, 2019, although $2.2 million was pledged against the Series 2018-1 Class A-1, Variable Funding Senior Notes for outstanding letters of credit.

The Class A-2 Notes were sold to qualified institutional buyers in the United States in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in accordance with Regulation S under the Securities Act. The Class A-2 Notes have not been, and will not be, registered under the Securities Act or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable securities laws of any state or other jurisdiction. The Class A-2 Notes, together with the VFN, herein referred to as the “New Notes”. This press release does not constitute an offer to sell or the solicitation of an offer to buy the New Notes or any other security, nor shall there be any offer, solicitation or sale of the New Notes or any other security in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About Dine Brands, Inc.

Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN) (“Dine Brands”), through its subsidiaries, franchises restaurants under both the Applebee’s Neighborhood Grill & Bar and IHOP brands. With approximately 3,700 restaurants combined in 18 countries and approximately 370 franchisees, Dine Brands is one of the largest full-service restaurant companies in the world. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: general economic conditions; Dine Brands’ level of indebtedness; compliance with the terms of our securitized debt; Dine Brands’ ability to refinance its current indebtedness or obtain additional financing; Dine Brands’ dependence on information technology; potential cyber incidents; the implementation of restaurant development plans; Dine Brands’ dependence on its franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health of Dine Brands’ franchisees; Dine Brands’ franchisees’ and other licensees’ compliance with Dine Brands’ quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; possible future impairment charges; the effects of tax reform; trading volatility and fluctuations in the price of Dine Brands’ common stock; Dine Brands’ ability to achieve the financial guidance provided to investors; successful implementation of Dine Brands’ business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; Dine Brands’ ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with Dine Brands’ self-insurance; natural disasters or other series incidents; Dine Brands’ success with development initiatives outside of its core business; the adequacy of Dine Brands’ internal controls over financial reporting and future changes in accounting standards; and other factors discussed from time to time in Dine Brands’ Annual and Quarterly Reports on Forms 10-K and 10-Q and in Dine Brands’ other filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date hereof and Dine Brands does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.